Exhibit 6.3

SUBLEASE

THIS SUBLEASE is made as of the 1st day of May 2018, by and between Alexander M. Woods-Leo, an individual having an address at 1105 Monterey Place, Wilmington DE 19809. (“Sublandlord”) and Apex Farms Corp., a Nevada corporation with an address at 1105 Monterey Place, Wilmington DE 19809 (“Subtenant”).

RECITALS

A. Pursuant to a certain Lease, dated as of May 1, 2018 (the “Prime Lease”), a copy of which is annexed hereto and made a part hereof as Exhibit A, George Leo, as landlord (“Prime Landlord”), leased to Sublandlord, as tenant, demised premises constituting a residential home and surrounding land known as 1105 Monterey Place, Wilmington DE 19809 (the “Leased Premises”).

B. Sublandlord desires to sublease to Subtenant, and Subtenant desires to sublease from Sublandlord, a portion of the Leased Premises consisting of approximately 1,000 square feet of outdoor space that can be used to erect Subtenant’s vertical farm (the “Subleased Premises”) in accordance with the following terms, covenants, conditions and provisions.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, Sublandlord and Subtenant do hereby covenant and agree as follows:

1. Subleased Premises, Term and Use.

(a) Subject to the provisions of this Sublease, Sublandlord hereby subleases to Subtenant, and Subtenant hereby takes and hires from Sublandlord, the Subleased Premises, for a term (the “Initial Term”) commencing as of May 1, 2018 (the “Commencement Date”) and expiring on the third (3rd) anniversary thereof for purposes of erecting a vertical farm.

(b) With thirty days’ notice and upon agreement of both Subtenant and Sublandlord, at the end of the Initial Term said sublease may be extended for up to an additional two (2) years, on the same terms and conditions set forth herein except that Rent may be adjusted as set forth in Section 3(b) herein.

2. Incorporation by Reference.

(a) This is a sublease and anything herein contained to the contrary notwithstanding, all terms, covenants, conditions and provisions herein are in all respects subject and subordinate to the terms, covenants, conditions and provisions of the Prime Lease and all matters to which the Prime Lease is subject and subordinate. All terms, covenants, conditions and provisions of the Prime Lease are incorporated herein as if fully set forth at length, except such as by their nature or purport are inapplicable or inappropriate to the subleasing of the Subleased Premises pursuant to this Sublease or are inconsistent with or modified by any of the provisions of this Sublease.

(b) Subtenant covenants and agrees not to violate any of the terms and provisions of the Prime Lease. Subtenant shall be bound by all the restrictions and limitations placed upon Sublandlord, as Tenant, under the Prime Lease to the extent applicable to the Subleased Premises, as if Subtenant were the tenant thereunder. Notwithstanding anything contained to the contrary herein, Sublandlord agrees to use reasonable efforts, without any cost or expense to Sublandlord, to have the Prime Landlord perform its duties and obligations under the Prime Lease and shall cooperate with Subtenant in any proceedings as may be required to obtain from Prime Landlord any such work, services, repairs or other obligations, provided, however, that Subtenant shall indemnify and hold Sublandlord harmless from and against any loss, cost or expense, including, without limitation, reasonable attorney’s fees, which may be incurred by Sublandlord in connection with such proceedings.

3. Rent. In consideration for the use of the Subleased Premises during the Initial Term, Subtenant shall issue to Sublandlord on the date hereof 950,000 shares of Subtenant’s Common Stock. If Subtenant exercises the option to extend the lease for an additional two (2) years, then Subtenant shall issue to Sublandlord an additional 380,000 shares for the option term. Said rent amounts are subject adjustment as set forth in Section 3(b) herein. This amount is inclusive of all utilities, including water, internet wifi service and no additional rent shall be required for any of these utilities. For the avoidance of doubt, the delivery of the shares of Subtenant’s common stock is the only rent payable hereunder. No cash shall be required to be paid to Sublandlord hereunder.

4. Delivery Date; Conditions of Subleased Premises. Subtenant hereby agrees to accept possession of the Subleased Premises in its present, “as is” condition. If Sublandlord is unable to deliver possession of the Subleased Premises on the Commencement Date, Sublandlord shall not be subject to any liability for failure to give possession on said date and the validity of this Sublease shall not be impaired under such circumstances, nor shall the same be construed in any way to extend the term of this Sublease, but the rent payable hereunder shall be abated (provided Subtenant is not responsible for the inability to obtain possession) until Sublandlord delivers the Subleased Premises to Subtenant.

5. Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the address of the respective party as set forth on the signature page hereto or at such other addresses as the party may designate by 10 days advance written notice to the other parties hereto.

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6. Insurance. Subtenant shall not be required to maintain any insurance of the Subleased Premises. Sublandlord shall maintain all insurance required by the Prime Lease.

7. Conflict or Inconsistency. In case of any conflict or inconsistency between the provisions of the Prime Lease and this Sublease, the provisions of this Sublease, as between Sublandlord and Subtenant, shall control.

8. Governing Law. This Sublease shall be governed in all respects by the laws of the State of Delaware

9. Assignment and Subletting. Subtenant shall not sub-sublet any portion of the Subleased Premises or assign this Sublease without Sublandlord’s written consent, which consent shall not be unreasonably withheld. If either party identifies third parties who desire to sublet a portion of the Leased Premises, then both Sublandlord and Subtenant will share prorata any income from those spots (reducing their respective lease cost equally). Similarly, if any such third party provides services in lieu of paying cash rent, Sublandlord and Subtenant would share equally in such third party’s contribution, either in implied rent or in the receipt of such third party’s services.

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IN WITNESS WHEREOF, this Sublease has been duly executed by the parties hereto as of the day and year first above written.

SUBLANDLORD:	SUBTENANT:

Alexander M. Woods-Leo	Apex Farms Corp.

/s/ Alexander M. Woods-Leo	By:	/s/ Alexander M. Woods-Leo
	Name:	Alexander M. Woods-Leo
	Title:	CEO

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EXHIBIT A

The Prime Lease

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LEASE AGREEMENT

LEASE AGREEMENT (this “Lease”), dated as of May 1, 2018, between George Leo (“LESSOR”), an individual having an address at 3 Roddman Road. Wilmington DE, and Alexander M. Woods-Leo (“LESSEE”), an individual having an address at 1105 Monterey Place, Wilmington DE 19809.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.  Leased Premises; Termination of Prior Lease. (a) LESSOR hereby leases to LESSEE the premises located at 1105 Monterey Place, Wilmington DE 19809 (the “Premises”).

2. Term of Lease. (a) Initial Term. The primary term of this Lease shall be for five (5) years, commencing on the date of this Lease and ending on that date which is the last day of the month in which the five (5) year anniversary of the date of this Lease falls.

3. Use of Premises. LESSEE shall be permitted to use the Premises for any and all lawful purposes, including, without limitation, the following uses (the “Contemplated Uses”): the LESSEE may reside on the Premises, but may also sublease up to 1,000 square feet of the Premises to LESSEE’s affiliate, Apex Farms Corp., for use as a farm utilizing the Apex Farms Corp. vertical farming technology.

4. Base Rent for the Premises. LESSEE agrees to pay LESSOR throughout the term of this Lease an annual rent of Six Thousand Dollars ($6,000) per year (the “Base Rent”). The Base Rent shall be payable in monthly installments of Five Hundred Dollars ($500) due on the first day of each month. For any partial month at the beginning or end of the term of this Lease, the Base Rent due for that month shall be prorated accordingly.

5. LESSEE'S Personal Property Taxes. LESSEE shall pay all taxes levied against its personal property located within the Premises.

6. Utilities. LESSEE shall be responsible for the payment of all utilities consumed by LESSEE upon the Premises during the term of this Lease. LESSEE shall have no liability for any utilities consumed after the end of the term of this Lease nor by LESSOR during the term of this Lease.

7. Alterations, Improvements, etc. LESSEE shall not make any structural alterations, additions or changes to the Premises, without first submitting to LESSOR complete plans and specifications for such work or alterations and obtaining LESSOR's written consent, which shall not be unreasonably withheld.

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8. Condition and Maintenance of Premises. (a) LESSEE agrees to accept possession of the Premises in their present condition. LESSEE agrees to keep the Premises in good repair, making at LESSEE's expense any maintenance or repairs to the Premises that are needed, and, at the end of the term of this Lease, delivering the Premises to LESSOR in good condition, reasonable wear and tear excepted. However, LESSEE shall not be responsible for loss or damage to the Premises by fire not caused by the fault or negligence of LESSEE, or LESSEE's agents or employees, nor for damage to the Premises due to the act of God or the public enemy, nor for any paving or concrete work on, in or at the Premises, nor for any replacements or capital improvements such as replacement of exterior and structural walls, structural floors, foundations, roofing, pavement, building systems and utility lines, and repairs due to a Casualty or Condemnation Event (as defined below). LESSOR shall make and pay for all replacements and capital improvements to the Premises.

(b) LESSEE agrees to care for the grounds on the Premises, including the mowing of grass and care of shrubs and shall maintain the sidewalks and parking lot reasonably free from dirt, snow, ice, rubbish, and any other hazards, encumbrances, or obstructions, and shall repair the grounds and parking lot whenever and to the extent needed. However, LESSEE shall not be responsible for any replacements or capital improvements such as replacement of shrubs, pavement, or items discussed in section (a) above. LESSOR shall make and pay for all such replacements and capital improvements.

9. Assigning, Subleasing, Mortgaging, etc. Except as set forth in the immediately succeeding sentence, LESSEE shall not assign, sublet, mortgage or pledge this lease, nor let the whole or any part of the Premises, without LESSOR's consent, which consent shall not be unreasonably withheld or delayed, so long as no Event of Default has occurred and is continuing under this Lease. LESSEE may, without LESSOR's consent, sublease a up to 1,000 square feet of the Premises to LESSEE’s affiliate, Apex Farms Corp. for use as a farm utilizing Apex Farms Corp’s vertical farming technology.

10. Laws and Regulations. LESSOR and LESSEE shall each comply with all of the laws, rules and orders of federal, state, and municipal governments and all their departments applicable to the Premises.

11. Indemnification. LESSEE shall indemnify and hold LESSOR harmless from any loss, liability, claim, suit, reasonable costs, reasonable expenses, including, without limitation, reasonable attorneys fees, and damages, arising out of any injury to person or damage to property on or about the Premises, resulting from and/or caused by the negligence or misconduct of LESSEE, its agents, servants or employees, or any breach of representation or covenant hereunder, excluding any such injury or damage due to the willful or negligent act or omission of LESSOR, its agents, servants or employees. LESSOR shall indemnify and hold LESSEE harmless from any loss, liability, claim, suit, reasonable costs, reasonable expenses, including, without limitation, reasonable attorneys fees, and damages, arising out of any injury to person or damage to property on or about the Premises, resulting from and/or caused by the misconduct or willful or negligent act or omission of LESSOR, its agents, servants or employees, or any breach of representation or covenant hereunder, excluding any such injury or damage due to the willful or negligent act or omission of LESSEE, its agents, servants or employees.

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12. Holding Over. It is agreed and understood that any holding over by LESSEE of the Premises at the expiration of this Lease shall operate and be construed as a tenancy from month to month at a Base Rent of one and one-half times the Base Rent stipulated for the last month of this Lease, and LESSEE shall be liable to LESSOR for all loss or damage foreseeable by LESSEE on account of any holding over against LESSOR's will after the termination of this Lease.

13. Quiet Enjoyment. So long as no Event of Default has occurred and is continuing hereunder, LESSEE shall at all times have the peaceable and quiet enjoyment of possession of the Premises without any manner of hindrance from LESSOR or any party claiming under LESSOR.

14. Notices. Any demand to be made or notice to be given hereunder may be made or given to the party addressed by first class mail return receipt requested or by overnight courier, signature required, addressed to the party at the address set forth above for that party.

15. Attorney Fees. In the event either party commences any action or proceeding under this Lease to enforce any right or remedy hereunder, the prevailing party shall be entitled to recover its reasonable costs and attorney's fees.

16. Non-Merger. Upon LESSEE or LESSOR's acquisition of the interest of the other or any other interest in the underlying real property, no estates in the underlying real property shall merge or be deemed to merger, and this Lease shall remain in full force and effect, unless and until the party owning multiple estates signs a writing expressly merging some or all of them.

17. No Joint Venture. Nothing contained herein shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent, of partnership or of joint venture between the parties hereto, it being agreed that no provision hereof or acts of the parties contemplated hereby shall be deemed to create any relationship between the parties other than the relationship of lessor and lessee.

18. Complete Agreement. All negotiations, considerations, representations and understandings between the parties with respect to leasing the Premises are incorporated herein and may be modified or altered only by written instrument signed by the parties to this Lease.

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19. Modification. No Provisions of this Lease shall be waived or altered, nor shall there by any addition thereto, except by writing endorsed hereon, or attached hereto, and signed by the party to be bound thereby.

20. Parties Bound. This Lease shall be binding upon and insure to the benefit of the parties hereto and their heirs, personal representatives, successors and assigns.

21. Headings and Section Numbers. The captions and section numbers of this Lease are inserted only as a matter of convenience and are not intended to define, limit, construe or describe the scope or intent of such provisions.

22. Governing Law. This Lease shall be governed by the Laws of the State in which the Premises are located.

23. Counterparts. This Lease may be executed in any number of counterparts, each of which, when executed and delivered, being an original, and such counterparts together constituting one and the same instrument.

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EXECUTED, as of the date stated above, by the undersigned LESSOR and LESSEE.

LESSOR:

George Leo

LESSEE:

Alexander M. Woods-Leo

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